SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 14, 2007

Diomed Holdings, Inc.

Delaware (State or other jurisdiction of incorporation)	000-32045 (Commission File Number)	84-1480636 (IRS Employer Identification No.)

1 Dundee Park Andover, MA (Address of Principal Executive Offices)	01810 (Zip Code)

Registrant’s telephone number, including area code: (978-475-7771)

Item 1.03 Bankruptcy or Receivership

On March 14, 2008, Diomed Holdings, Inc. and its wholly owned subsidiary Diomed, Inc. (together, “Diomed”) filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts, Western Division, in order to protect Diomed’s assets and to allow Diomed’s operating assets to be sold through an orderly process. The bankruptcy petition contemplates that Diomed will sell certain operating assets to Biolitec AG, which is based in Jena, Germany and has a U.S. office in East Longmeadow, Massachusetts. Diomed’s U.K. subsidiary, Diomed Limited, also determined to, contemporaneously with the U.S. bankruptcy filings, file for Administration locally under the laws of the U.K.

Diomed intends to continue to operate its U.S. business as a “debtor-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court, pending completion of the sale of its assets to Biolitec AG and other parties.

A copy of Diomed’s press release in connection with this matter is attached to this Current Report as Exhibit 99.1.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 13, 2008, Diomed received a notice from Hercules Technology Growth Capital, Inc. (“Hercules”), alleging that certain events of default had occurred under the Loan and Security Agreement between Diomed and Hercules, pursuant to which Hercules advanced $6,000,000 as a term loan to Diomed. Accordingly, Hercules asserts that the interest rate under the Loan Agreement has increased by five percent. Hercules’ declaration of an event of default is based on the declaration of a purported event of default and acceleration by the holder of one of Diomed’s secured subordinated variable rate debentures (as reported in Diomed’s Current Report on Form 8-K filed on March 5, 2008).

As a result of its declaration of an event of default, Hercules could accelerate the $6,000,000 principal amount of the Hercules term loan, plus accrued interest, and could also claim that a prepayment charge of 3% of the amount outstanding under the term loan (or, $180,000), an end-of-term fee of 9.5% of the amount advanced under the term loan (or, $570,000) and a further termination fee of $900,000 are due and payable upon acceleration. To date, however, Hercules has not provided written notice to Diomed seeking to accelerate the term loan.

The indebtedness under the Hercules term loan and the convertible debentures is secured by collateral comprising all of Diomed’s U.S. assets, including a pledge of all of the shares of Diomed, Inc. and a majority of the shares of Diomed’s U.K. operating subsidiary, Diomed Limited. These assets include the judgment of approximately $14.7 million awarded to the Company in March 2007 in connection with its successful patent infringement lawsuit regarding the Company’s U.S. Patent Number 6,398,777 for the endovascular laser treatment of varicose veins. That judgment is currently on the appeal (under bond). A hearing on the appeal has been scheduled by the court for April 10, 2008.

Prior to filing for bankruptcy (discussed in item 1.03 of this Current Report), Diomed had been engaged in negotiations with Hercules with respect to its financial situation. Because of the protections afforded by the bankruptcy laws, Hercules is prohibited from taking actions adverse to Diomed or its assets without the grant of relief in favor of Hercules by the bankruptcy court. Diomed expects to continue its dialog with respect to its indebtedness to Hercules and related matters, including negotiations towards obtaining debtor-in-possession financing from Hercules to fund Diomed’s continued operations while its bankruptcy case is pending.

Documentation pertaining to the Hercules term loan (including the Form of Loan and Security Agreement with Hercules), is included among the exhibits filed by the Company with its Current Report on Form 8-K filed with the Commission on October 1, 2007, which is incorporated herein by reference.

A copy of the Hercules notice of default is attached to this Current Report as Exhibit 99.2

Item 9.01 Financial Statements and Exhibits

99.1	Press Release Issued March 14, 2008
99.2	Notice of Default, dated March 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc.
(Registrant)

Date: March 14, 2008	By:	/s/ DAVID B. SWANK
	Name:	David B. Swank
	Title:	Chief Financial Officer

List of Exhibits:

99.1	Press Release Issued March 14, 2008
99.2	Notice of Default, dated March 13, 2008